EMPLOYMENT AGREEMENT



         AGREEMENT made as of September 28, 1999 (the "Effective Date"), between CHRIS-CRAFT INDUSTRIES, INC., a Delaware corporation ("Chris-Craft"), and JOELEN
K. MERKEL (the "Executive").

         The Executive currently serves as Vice President and Treasurer of Chris-Craft. Chris-Craft wishes to promote the Executive to the position of Senior Vice President and to secure the continued services of the Executive in that position and as Treasurer of Chris-Craft for an additional extended period. In addition, because of the position the Executive holds with Chris-Craft and the position that she will hold during the term of her full-time employment under this Agreement, Chris-Craft wishes to secure the further services of the Executive as a consultant to Chris-Craft, and wishes to insure that the Executive will refrain from competing with Chris-Craft, after the termination of her full time employment under specified circumstances.

         In consideration of the covenants and agreements herein contained, the parties agree as follows:

         1.       Employment Term.

                  1.1 Chris-Craft shall employ the Executive, and the Executive shall serve, as Senior Vice President and Treasurer of Chris-Craft during the Employment Term (as defined in Section 1.2).

                  1.2 The term of the Executive's employment under Section 1.1 of this Agreement (the "Employment Term") shall commence on the Effective Date and end on December 31, 2004, unless sooner terminated pursuant to the provisions of Section 9 or Section 10.

         2.       Duties and Authority.

                  2.1 During the Employment Term, the Executive shall devote her full business time and energies to the business and affairs of Chris-Craft and shall not accept other employment or permit such personal business interests as she may have to interfere with the performance of her duties hereunder. The Executive agrees, during the Employment Term, to use her best efforts, skill and abilities to promote Chris-Craft's interests; to be available to serve as a director and officer of Chris-Craft and any of its domestic subsidiary corporations if elected by the Board of Directors of Chris-Craft (the "Board") or stockholders of Chris-Craft or any such subsidiary corporation; and to perform such duties (consistent with her status set forth below in this Section
2) as may be assigned to her by the Chief Executive Officer of Chris-Craft (the "Chief Executive Officer") or the Board.

                  2.2 Subject only to the direction and control of the Chief Executive Officer and the Board (which direction and control shall be consistent with the past practice of Chris-Craft), the Executive shall perform all services and duties necessary or appropriate for the management of Chris-Craft's business and that of its subsidiaries.

                  2.3 Throughout the Employment Term, the Executive shall be continued in the offices denominated Senior Vice President and Treasurer of Chris-Craft and shall perform on behalf of Chris-Craft such functions of an executive nature, and shall have such authority, duties and responsibilities of an executive nature as shall be assigned to the Executive by the Chief Executive Officer or the Board.

         3.       Location.

                  During the Employment Term, the Executive's services under this Agreement shall be performed principally in the location in which the Executive principally performs such services on the Effective Date. The parties, however, acknowledge and agree that the nature of the Executive's duties hereunder shall require reasonable domestic and international travel from time to time.

         4.       Cash Compensation.

                  4.1 Base Salary. During the Employment Term, Chris-Craft shall pay to the Executive, in monthly or more frequent installments in accordance with Chris-Craft's regular payroll practices for senior executives, a base salary at the rate per annum of $550,000, which shall be increased by the amount of $25,000 on each of January 1, 2001 and the immediately following anniversary of such date. As of January 1, 2003 and as of each successive January 1 to the end of the Employment Term, the Executive's base salary shall be adjusted upward, in proportion to any increase in the Consumer Price Index, as defined in
Section 4.4, between the December levels of the two immediately preceding years ("COLA Adjustment"). Each such adjustment shall be made retroactively when the Consumer Price Index for the December next preceding the date of such adjustment becomes available. It is understood that Chris-Craft may, at any time, in the discretion of its Board increase, but not decrease, the Executive's base salary.

     4.2 Deferred Compensation. During the Employment Term, Chris-Craft shall credit to the Executive's Account (as defined in Section 4.2.1) the amount specified in Section 4.2.2.

     4.2.1 Chris-Craft shall maintain, on its books, a special account, comprised of two sub-accounts, Subaccount A and Subaccount B, with respect to the Executive (the "Account"), in accordance with the terms of this Agreement, until the Executive shall have been paid all amounts required by Section 4.2.3 to be paid to the Executive with respect thereto. Prior to December 1 of each year, Chris-Craft's General Counsel and Secretary shall notify the Executive of the option to select the periods to which compensation payable pursuant to this
Section 4.2 will be deferred and, within fifteen (15) days following receipt of such notice, the Executive shall notify Chris-Craft's Treasurer, if the Executive wishes that the Deferred Compensation (as defined in clause (a) of the first sentence of Section 4.2.2) be credited to Subaccount A, Subaccount B, or a combination of both Subaccount A and Subaccount B (any such combination to be specified in a manner that will not prevent Chris-Craft's Treasurer from computing on a monthly basis the amounts to be credited to each subaccount in accordance with Section 4.2.2). Absent such notice from the Executive, Deferred Compensation for such year shall be credited to Subaccount B.

     4.2.2 During each year of the Employment Term, Chris-Craft shall credit to the appropriate Subaccount, as of the end of each month, (a) an amount equal to one-twelfth of $100,000, subject to COLA Adjustment commencing as of January 1, 2001 ("Deferred Compensation"), and (b) interest on the Account balance as of the end of the preceding month, computed at a rate to be adjusted as of the last day of each calendar quarter to equal the yield, as of the last business day of such quarter, as reported in The Wall Street Journal, on U.S. Treasury Notes maturing in the month that is five years after the last month of such quarter (the "Interest Rate"). Amounts credited to the Account, excluding interest, shall be deemed compensation for the year credited, for purposes of determining benefits under the Chris-Craft Industries, Inc. Salaried Employees' Pension Plan, Chris-Craft/UTV Employees' Stock Purchase Plan, Chris-Craft Industries, Inc. Profit-Sharing Plan and Chris-Craft Industries, Inc. Benefit Equalization Plan. If no yield for such notes is so published as of the last day of a particular quarter, there shall be substituted the average of the yields so published for the months next preceding and following. If The Wall Street Journal is not published on the last day of a particular quarter, there shall be substituted the appropriate yield reported on the last previous day on which The Wall Street Journal was published. Following the Employment Term, Chris-Craft shall credit to the Account, as of the last day of each month, interest on the Account Balance as of such date, computed at the Interest Rate.

     4.2.3 On the January 15 first-occurring following the year in which expiration or termination of the Employment Term shall have occurred, Chris-Craft shall pay a lump sum equal to the Subaccount A balance as of such January 15 (including interest accrued in accordance with Section 4.2.2 at the Interest Rate used for the last quarter of the previous year through such January 15), and Chris-Craft will have no further obligation to make any payment to the Executive with respect to Subaccount A. On such January 15, Chris-Craft also shall pay to the Executive an amount equal to one-fifth of the Subaccount B balance as of such January 15 (including interest accrued through such January
15) (the "First Payment"), and the balance of such Subaccount shall be reduced by the amount of such First Payment. On each succeeding January 15, until Chris-Craft shall have made five payments with respect to Subaccount B (including the First Payment) pursuant to this Section 4.2.3, Chris-Craft shall pay to the Executive a sum equal to the amount of the First Payment, plus interest credited to Subaccount B through the date of such payment, from the first day after the date of the immediately preceding payment, and the balance shall be reduced by the amount of such sum, such that the entire Amount of Subaccount B plus any interest thereon shall have been paid to the Executive by the fourth anniversary of the First Payment. In the event that for tax purposes Chris-Craft is required to treat any portion of Subaccount B in a manner consistent with the notion that the Executive should include any unpaid amount (determined without regard to this sentence) in taxable income, Chris-Craft shall pay such amount to the Executive at the time such portion is so treated.

                  4.3 Bonus. In addition to her base salary and the deferred amounts referred to in Section 4.2.2 above, the Executive shall be entitled, with respect to fiscal year 1999, to receive a bonus determined and payable in accordance with the past practice of Chris-Craft and, for fiscal years commencing with Chris-Craft's 2000 fiscal year, to participate in the Chris-Craft Management Incentive Compensation Plan (the "Incentive Plan"), which Incentive Plan shall be subject to the approval of Chris-Craft's shareholders at the annual shareholders meeting to be held in 2000. The Incentive Plan shall set forth the terms and conditions of awards to be made thereunder. Such terms and conditions shall include, but not be limited to, the following: The Incentive Plan shall be administered by the Compensation Committee of the Board of Directors; shall be designed to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); shall provide for the Compensation Committee to convene within the first quarter of each fiscal year to establish annual performance goals that must be satisfied for minimum, target and maximum bonuses; and shall provide for annual awards to range from .3 to 2.0 times annual base salary.

                  4.4 Consumer Price Index. The words "Consumer Price Index," as used in this Agreement, shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items (1982-84=100), as reported by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event that this Consumer Price Index shall be superseded or shall be published by a different agency, then the superseding index shall be substituted for this Consumer Price Index in such a manner as to implement the intent of this Agreement that the Executive's base salary shall be adjusted, beginning as of January 1, 2003, and Deferred Compensation shall be adjusted annually, beginning as of January 1, 2001, so that the purchasing power thereof shall be maintained at a level at least equivalent to the purchasing power thereof at the immediately preceding January 1.

         5.       Expenses.

                  In addition to the compensation provided in Section 4 and in
Section 11, Chris-Craft will pay or reimburse the Executive for all reasonable expenses actually incurred or paid by her during the Employment Term or the Consulting Term (as defined in Section 11) in the performance of her services hereunder upon presentation of expense statements, vouchers, or such other supporting information as Chris-Craft may customarily require of its senior executives. Such expense reimbursement policy shall be no less favorable to the Executive than the policy in effect as of the Effective Date.

         6.       Additional Benefits.

                  6.1      During the Employment Term:

     (a) The Executive will be entitled to reasonable annual vacation periods, with full pay and allowances (in accordance with the past practice and policy of Chris-Craft with respect to its senior officers with the Executive's position and title).

     (b) The Executive will also be eligible for sick leave in accordance with Chris-Craft's customary practice for senior executives.

     (c) The Executive will be entitled to participate in any insurance, pension, profit-sharing, stock option, stock purchase or other benefit plan and fringe benefit arrangements of Chris-Craft now existing or hereafter adopted for the benefit of the employees generally or of the executives of Chris-Craft.

     (d) Chris-Craft shall match the Executive's contributions (including any contribution by any trust of which the Executive is the grantor) to recognized charities or educational institutions, during each fiscal year of the Employment Term and the Consulting Term, in an amount equal to the sum of (i) $25,000, such sum to be prorated with respect to any partial fiscal year occurring within the Employment Term. Matching contributions made by Chris-Craft pursuant hereto shall be in addition to any contributions made to match Executive's contributions under any other charitable gift matching program generally applicable with respect to contributions made by employees of Chris-Craft or any of its subsidiaries.

     (e) The Executive shall be entitled to such additional compensation and benefits
(including but not limited to additional grants of options and other equity-based awards) as may be granted to her from time to time by the Board or the Compensation Committee thereof. In this regard, it is the intention of the Compensation Committee to consider the adoption of an equity plan, to submit such plan to the shareholders of Chris-Craft for approval at the annual meeting of shareholders to be held in 2000 and, if such plan is so adopted and approved, to make an additional grant or grants to the Executive pursuant to such plan.

                  6.2 Pursuant to the action of the Compensation Committee of the Board, and subject to the execution of this Agreement by the Executive, Chris-Craft hereby grants to the Executive an option ("Option") to purchase 150,000 shares of the common stock of Chris-Craft ("Shares"), effective as of the Effective Date, under the Chris-Craft Industries, Inc. 1999 Management Incentive Plan, as amended (the "1999 Plan"), at a price per share equal to the fair market value (as defined in the plan) of the Shares on the Effective Date. As long as the Executive remains employed by or acts as a consultant to Chris-Craft (except as may otherwise be provided in Sections 10.1, 10.2, 10.5.1 and 10.5.2), (a) 50% of the Shares subject to the Option shall first become exercisable on the fourth anniversary of the Effective Date and the remaining Shares subject to the Option shall first become exercisable on the fifth anniversary of the Effective Date, and (b) once exercisable, the Option shall remain exercisable until the 10th anniversary of the Effective Date or, if earlier, until the expiration of the period set forth in the 1999 Plan.

                  6.3 No payment or benefit made or provided under this Agreement shall be deemed to constitute payment to the Executive, her legal representatives or beneficiaries in lieu of, or in reduction of, any benefit or payment under an insurance, pension, profit-sharing or other benefit plan, and no payment under any such plan shall reduce any payment or benefit due under this Agreement.

         7.       [This section has been intentionally left blank.]

         8.       Change in Control.

     8.1 For the purposes of this Agreement, a "Change in Control" shall mean:

     8.1.1 Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the stockholders of Chris-Craft, shall be approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person"), other than the Board; or

     8.1.2 Approval by the stockholders of Chris-Craft of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation: (a) more than 50% of the combined voting power of the then outstanding voting securities ("Outstanding Voting Securities") of the corporation resulting from such reorganization, merger, or consolidation, which may be Chris-Craft (the "Resulting Corporation"), entitled to vote generally in the election of directors (the "Resulting Corporation Voting Securities") shall then be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation, in substantially the same proportions as their respective ownerships of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation; and (b) at least 50% of the members of the board of directors of the Resulting Corporation shall have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

     8.1.3 Approval by the stockholders of Chris-Craft of (a) a complete liquidation or dissolution of Chris-Craft or (b) the sale or other disposition of all or substantially all of the assets of Chris-Craft, other than to a corporation (the "Buyer") with respect to which (i) following such sale or other disposition, more than 50% of the combined voting power of securities of Buyer entitled to vote generally in the election of directors, shall be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their respective ownerships of Outstanding Voting Securities immediately prior to such sale or other disposition; and (ii) at least 50% of the members of the board of directors of Buyer shall have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of Chris-Craft.

         9.       Termination of Agreement for Cause.

                  Chris-Craft may terminate this Agreement, and all of Chris-Craft's obligations hereunder except its obligation to pay to the Executive the Account Balance pursuant to Section 4.2 and salary accrued to the date of termination, "for cause" upon 30 days written notice. The Executive shall also be entitled to normal post-termination compensation and benefits under Chris-Craft's retirement, insurance and other compensation or benefit plans, program and arrangements as in effect immediately prior to the Date of Termination. As used in this Agreement, the term "for cause" shall mean and be limited to the following events: (a) the Executive's conviction (which conviction, through lapse of time or otherwise, is not subject to appeal) in a court of law of a felony involving moral turpitude; (b) the Executive's material breach of any of the covenants set forth in Section 12; (c) prior to a Change in Control, the Executive's dishonesty in the course of fulfilling her duties hereunder; (d) the Executive's continuing, repeated, wilful failure or refusal to perform her duties in accordance with the terms of Section 2; provided, however, that this Agreement may not be terminated for cause under this clause
(d), unless the Executive shall have first received written notice from the Chief Executive Officer or the Board advising her of the specific acts or omissions alleged to constitute a failure or refusal to perform her duties, and such failure or refusal to perform her duties continues after the Executive shall have had a reasonable opportunity to correct the acts or omissions cited in such notice; or (e) prior to a Change in Control, at least two-thirds ( ) of the nonemployee members of the Board shall have determined that the Executive has intentionally committed an act that could have a material adverse effect on the reputation or business of Chris-Craft.

         10.      Termination Other Than for Cause.

                  10.1 Death. If the Executive shall die during the Employment Term, this Agreement, and all of Chris-Craft's obligations hereunder, shall terminate, except (a) with regard to payments from the Account pursuant to
Section 4.2.3 (which Account shall include Deferred Compensation payable through the last day of the month in which her death occurred), (b) that Chris-Craft shall pay to the Executive's estate, (i) within 30 days after her death, the base salary, and pro rata target bonus with respect to the then current fiscal year, that would have been payable to the Executive under Section 4 had the Employment Term ended on the last day of the month in which her death occurred, and (ii) an amount (payable at the same times as salary is paid to other senior executives of Chris-Craft) equal to the Executive's "Average Annual Compensation" (as defined in Section 10.3) at the date of her death, such amount to be payable for the 12-month period beginning on the first day of the month following the month in which the Executive's death shall occur, and (c) all outstanding stock options, including the Option granted pursuant to Section 6.2, held by the Executive shall become fully exercisable and shall remain exercisable pursuant to the terms of the plan under which it was granted. The Executive's estate shall also be entitled to normal post-termination compensation and benefits under Chris-Craft's retirement, insurance and other compensation or benefit plans, program and arrangements as in effect immediately prior to the Date of Termination.

                  10.2 Disability. If, during the Employment Term, the Executive shall become disabled (as defined in Chris-Craft's then existing disability policy) so that she shall be unable substantially to perform her services hereunder, (a) for a period of six consecutive months or (b) for an aggregate of six months within any period of 12 consecutive months, then the Chief Executive Officer or the Board may, at any time during the continuance of such disability, terminate the Employment Term on 30 days' prior written notice to the Executive. After such termination, the Executive shall have no further obligation to perform services for Chris-Craft pursuant to Section 2 but shall be entitled to receive from Chris-Craft, in lieu of the amounts which would otherwise be payable under Section 4, (i) within 30 days after such termination, the base salary, and pro rata target bonus with respect to the then current fiscal year, that would have been payable to the Executive under Section 4, had the Employment Term ended on the last day of the month in which the Employment Term was terminated pursuant to this Section 10.2, (ii) an amount (payable at the same times as salary is paid to the other senior executives of Chris-Craft) at an annual rate equal to one-half of the Executive's "Average Annual Compensation" (as defined in Section 10.3) at the date of the termination of the Employment Term, such amount to be payable for the 12-month period beginning on the first day of the month following the month in which the Employment Term shall have been terminated pursuant to this Section 10.2, and (iii) pursuant to
Section 4.2.3, all Deferred Compensation amounts previously deferred and credited to the Account. The Executive shall also be entitled to normal post-termination compensation and benefits under Chris-Craft's retirement, insurance and other compensation or benefit plans, program and arrangements as in effect immediately prior to the Date of Termination. After such termination, all outstanding stock options, including the Optio granted pursuant to Section 6.2, held by the Executive shall become fully exercisable and shall remain exercisable pursuant to the terms of the plan under which it was granted. The Executive shall have no obligation to accept any employment offered to her by others in order to minimize, or to be set off against, the amounts to which she is entitled pursuant to this Section 10.2. Chris-Craft shall not interpose any defense against payment of such amounts based on refusal of the Executive to seek or accept other employment. However, if the Executive shall obtain other employment, then amounts due to her pursuant to clause (ii) of this Section 10.2 shall be reduced, pro tanto, by amounts actually received by her for services rendered in such other employment during the time amounts are payable pursuant to said clause (ii).

                  10.3 Average Annual Compensation. As used in Sections 10.1 and 10.2, the term "Average Annual Compensation" shall mean the mean annual compensation received or receivable by the Executive pursuant to Sections 4.1,
4.2 and 4.3 with respect to each of the three full fiscal years of Chris-Craft, or such shorter period of the Executive's employment with Chris-Craft pursuant hereto, immediately preceding the date of the Executive's death (in the case of Section 10.1) or the date of the termination of the Employment Term (in the case of Section 10.2).

                  10.4     Termination by Executive.

     10.4.1 The Executive, on 30 days' prior written notice, may (but shall not be obligated to) terminate the Employment Term effective as of any date occurring during (1) the 90-day period commencing on the Designated Date (as defined below in this Section 10.4.1) for any reason; or (2) the Employment Term if, without the Executive's written consent, in the case of this clause (2) only, (a) the Executive shall not be continued as Senior Vice President and Treasurer of Chris-Craft, or the Executive shall be removed from any such office; or (b) Chris-Craft shall fail to cure a material breach of this Agreement (including but not limited to a breach of Section 2 hereof) within 10 days after written notice; or (c) following a Change in Control, the Executive's authority, duties and responsibilities are materially reduced from those in effect immediately prior to the Change in Control; or (d) Chris-Craft shall materially reduce any benefit to which Executive is entitled pursuant to Section
6.1 and, if the termination of the Employment Term shall occur prior to a Change in Control, shall not have similarly reduced such benefit with respect to Chris-Craft senior executives generally; or (e) the Executive shall be required to perform her principal services under this Agreement at a place other than that set forth in Section 3. Such right to terminate the Employment Term shall be the Executive's exclusive remedy in the event of the occurrence of any of the events described in this Section 10.4.1. For purposes of clause (c) of the preceding sentence, the Executive's authority, duties and responsibilities shall be deemed to have been materially reduced if there shall occur any material reduction in the scope, level or nature of the Executive's authority, duties or responsibilities from those in effect immediately prior to the Change in Control, or if there shall occur any demotion, any phasing out or assignment to others, of the duties of the Executive as in effect immediately prior to the Change in Control. For purposesof this Section 10.4, with respect to any of the events described in clauses (a) through (e) of the first sentence of this
Section 10.4.1 alleged to have occurred on or after a Change in Control, any determination made by the Executive in good faith that any such event has occurred shall be conclusive. For purposes of this Section 10.4, "Designated Date" shall mean the 12-month anniversary of the Change in Control; provided that the number 12 shall be decreased (but not below 6) by the number of full months between (x) the execution of the agreement that contemplates such Change in Control transaction and (y) the consummation of such transaction.

                  10.5 Qualifying Termination. If the Executive shall elect to terminate the Employment Term upon the occurrence of any event described in
Section 10.4.1, or if Chris-Craft shall terminate this Agreement other than for cause or disability pursuant to Sections 9 and 10 hereof (each, a "Qualifying Termination"), then the Executive shall have no further obligation to perform services for Chris-Craft pursuant to Section 2, but she shall be entitled to receive from Chris-Craft the amounts and other benefits set forth in Sections
10.5.1 or 10.5.2 below.

     10.5.1 If the Qualifying Termination shall occur prior to a Change in
Control:

     (a) Chris-Craft shall pay the Executive, within 30 days after the date of termination of the Employment Term, in lieu of the amounts that would otherwise be payable hereunder, a lump sum (or, if so elected by the Executive, on a deferred basis) in cash of an amount equal to the sum of (i) the base salary, and pro rata target bonus with respect to the then current fiscal year, that would have been payable to the Executive under Section 4, had the Employment Term ended on the last day of the month in which the Employment Term was terminated; and (ii) the base salary that would have been payable to the Executive pursuant to Section 4.1 (at the rate in effect on the date of the termination of the Employment Term (including any COLA Adjustment theretofore required to have been made)), for the period beginning on the date of such termination and running through the last day of the calendar month in which occurs the first anniversary of the date of such termination (the "Continuation Period"), multiplied by 1.3. The Executive shall be entitled to receive, in accordance with Section 4.2.3, all Deferred Compensation amounts previously deferred and credited to the Account. The Executive shall also be entitled to normal post-termination compensation and benefits under Chris-Craft's retirement, insurance and other compensation or benefit plans, program and arrangements as in effect immediately prior to the Date of Termination;

     (b) Until the last day of the Continuation Period, Chris-Craft shall maintain, at its expense, all insurance coverages and medical and health benefits in respect of the Executive that shall have been in effect with respect to her prior to the occurrence of the event entitling the Executive to terminate this Agreement; provided, however, that this coverage shall be reduced to the extent the Executive receives equivalent coverage and benefits during the Continuation Period under the plans, programs and/or arrangements of a subsequent employer without increased cost to the Executive (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); and

     (c) With respect to the Option granted pursuant to Section 6.2, (i) if the date of termination of the Employment Term shall occur following the third, and prior to the fourth, anniversary of the Effective Date, 30% of the Shares subject to the Option shall become exercisable on the date of such termination,
(ii) to the extent then exercisable, the Option shall remain exercisable for 90 days following the date of such termination, and (iii) to the extent not then exercisable, the Option shall terminate.

     10.5.2 If the Qualifying Termination shall occur on or after a Change in
Control:

     (a) Chris-Craft shall pay the Executive, within 30 days after the date of termination of the Employment Term, in lieu of the amounts that would otherwise be payable hereunder, a lump sum (or, if so elected by the Executive, on a deferred basis) in cash of an amount equal to the sum of (i) the base salary, and pro rata target bonus with respect to the then current fiscal year, that would have been payable to the Executive under Section 4, had the Employment Term ended on the last day of the month in which the Employment Term was terminated; (ii) the aggregate of (A) the base salary that would have been payable to the Executive pursuant to Section 4.1 (at the rate in effect on the date of the termination of the Employment Term (including any COLA Adjustment theretofore required to have been made)) and (B) an amount equal to .3 times the base salary described in clause (i) (A) of this Section 10.5.2(a), such aggregate, multiplied by three; and (iii) all consulting fees that would have been payable pursuant to Section 11 hereof during the Consulting Term (without regard to any adjustment thereof). The Executive shall be entitled to receive, in accordance with Section 4.2.3, all Deferred Compensation amounts previously deferred and credited to the Account. The Executive shall also be entitled to normal post-termination compensation and benefits under Chris-Craft's retirement, insurance and other compensation or benefit plans, program and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the Change in Control;

     (b) Chris-Craft shall maintain, at its expense, all insurance coverages, medical and health benefits in respect of the Executive that shall have been in effect with respect to her prior to the occurrence of the event entitling the Executive to terminate this Agreement (or, if more favorable to the Executive, as in effect immediately prior to the Change in Control), for the period beginning on the date of such termination and ending on the third anniversary of the date of such termination; provided, however, this coverage shall be reduced to the extent the Executive receives equivalent coverage and benefits during such period under the plans, programs and/or arrangements of a subsequent employer without increased cost to the Executive (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis);

     (c) The Option granted pursuant to Section 6.2 shall become fully exercisable, shall remain exercisable until the 10th anniversary of the Effective Date and shall become transferable; and

     (d) The Executive's account, if any, under the Executive Deferred Income Plan shall become fully vested (to the extent not previously vested).

         11.      Consulting Services.

                  If the Employment Period shall terminate on December 31, 2004 or, if earlier, on account of disability, then during the five-year period (the "Consulting Term") beginning on the date of termination of the Employment Term, the Executive shall render to Chris-Craft such consultation and advice as the Board of Directors or the Chief Executive Officer of Chris-Craft may request, subject to the Executive's reasonable convenience and other business activities; provided, however, that the Executive shall not be required to devote more than 240 hours in any twelve-month period to such services, which shall be performed at a time and place mutually convenient to both parties. For her consulting services, the Executive shall receive, as a consulting fee, compensation at the rate of $100,000 per annum, payable in equal monthly installments. The consulting fee shall be adjusted upward, as of each January 1 following the beginning of the Consulting Term to the end of the Consulting Term, in proportion to any increase in the Consumer Price Index, as defined in Section 4.4, between the December levels of the two immediately preceding years. Each such adjustment shall be made retroactively when the Consumer Price Index for the month next preceding the date of such adjustment becomes available. In addition, the Executive shall be entitled to participate in each insurance plan or medical or health plan generally available to Chris-Craft senior executives and to the reimbursement of expenses on the level made available to the Executive immediately prior to the termination of the Employment Term. In the event that the Executive shall be discharged by Chris-Craft during the Consulting Term other than for cause (as defined in Section 9) or disability (as described below in this Section 11), she shall nevertheless be entitled to continue to receive her full consulting fee, and the above-mentioned welfare plan coverage, for the remainder of the Consulting Term. If the Executive shall die during the Consulting Term, her estate shll be entitled to receive the full consulting fee payable hereunder until the earlier to occur of (a) the first anniversary of the date of her death or (b) the end of the Consulting Term. If, during the Consulting Term, the Executive shall be disabled from performing her consulting services, and such disability shall continue for a period of six consecutive months or for an aggregate of six months within any period of 12 consecutive months, or if such disability shall exist at the start of the Consulting Term and shall be a continuation of a disability for which the Employment Term shall have been terminated pursuant to Section 10.2, and the Board, by written notice to the Executive (before the Executive shall recover from such disability) shall terminate the Executive's consulting services, the Executive shall have no further obligation to perform consulting services for Chris-Craft and shall be entitled to receive compensation at the rate of one-half of the consulting fee payable hereunder until the earlier to occur of
(a) the first anniversary of such termination or (b) the end of the Consulting Term. In the event that the Executive voluntarily terminates the Consulting Term, she shall, following such termination, forfeit her right hereunder to any further consulting fees and to the above-mentioned welfare plan coverage, which forfeiture shall constitute the full damages to which Chris-Craft shall be entitled in such event.

         12.      Protection of Confidential Information; Non-Competition.

                  12.1 The Executive agrees that, in view of the fact that her work for Chris-Craft will bring her into close contact with many confidential affairs of Chris-Craft not readily available to the public, she will not at any time (whether during the Employment Term, the Consulting Term, or thereafter) disclose to any person, firm, corporation, partnership or other entity whatsoever (except Chris-Craft or any of its subsidiaries), or any officer, director, stockholder, partner, associate, employee, agent or representative of any such firm, corporation or other entity, any confidential information or trade secrets of Chris-Craft which may come into her possession during the Employment Term or the Consulting Term (the "Confidential Materials"). The term "Confidential Materials" does not include information which at the time of disclosure or thereafter is generally available to or known by the public otherwise than by reason of the Executive's disclosure thereof in violation of this Agreement (ii) is, was or becomes available to the Executive on a non-confidential basis from a source other than Chris-Craft, provided that the Executive has no reason to believe that such source is or was bound by a confidentiality agreement with Chris-Craft, (iii) has been made available, or is made available, on an unrestricted basis to a third party by Chris-Craft, by an individual authorized to do so, or (iv) is known by the Executive prior to its disclosure to the Executive. The Executive may use and disclose Confidential Materials to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Materials or their use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to the Executive, or if the Executive receives a request to disclose all or any part of the information contained in the Confidential Materials undr the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to the Executive.

                  12.2 During the Noncompetition Period (as defined below in this Section 12.2), the Executive will not, except on behalf of Chris-Craft or any of its subsidiaries, directly or indirectly, whether as an officer, director, stockholder, partner, associate, employee, agent or representative, become or be interested in, or associated with, any other person, firm, corporation, partnership or other entity whatsoever, engaged in a business competitive with any of the businesses of Chris-Craft or any of its subsidiaries in any of the markets in which Chris-Craft or any of its subsidiaries carries on such business; provided, however, that the Executive may own as an investor securities of any such corporation which securities are registered under Section 12(b) or 12(g) of the Exchange Act, so long as she is not part of any control group of such corporation. "Noncompetition Period" shall mean (a) any period during which the Executive renders services to Chris-Craft pursuant to Section
1.2 or 11 (the "Period of Service"), and (b) the one-year period following the Period of Service (other than in the event of death), provided that this clause
(b) shall not apply in the event of a Qualifying Termination (whether occurring before or after a Change in Control).

                  12.3 The Executive agrees that a violation of the covenants set forth in Section 12.1 or 12.2, or any provision thereof, will cause irreparable injury to Chris-Craft and that Chris-Craft shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to an injunction enjoining and restraining the Executive from doing or continuing to do any such act and any other violation or threatened violation of said
Section 12.1 or 12.2.

                  12.4 If any provision of Section 12 as applied to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Section 12, the application of such provision in any other circumstances, or the validity or enforceability of this Section 12. Chris-Craft and the Executive intend this
Section 12 to be enforced as written. However, if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, or otherwise, Chris-Craft and the Executive agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases ("blue-penciling"), and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

                  12.5 Chris-Craft and the Executive intend to, and do hereby, confer jurisdiction to enforce the covenants contained in this Section 12 upon the courts of any state of the United States and any other governmental jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Chris-Craft and the Executive that such determination shall not bar or in any way affect Chris-Craft's right to the relief provided above in the courts of any other state or jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

         13.      Notices.

         All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given (a) if delivered personally, when delivered; (b) if delivered by overnight carrier, on the first business day following such delivery; (c) if delivered by registered or certified mail, return receipt requested, on the third business day after having been mailed. In any case, each such notice, request, or consent or other communication shall be addressed as follows or to such other address as either party shall designate by notice in writing to the other in accordance herewith:

                  13.1     If to Chris-Craft:

                  Chris-Craft Industries, Inc.
                  767 Fifth Avenue
                  New York, New York 10153
                  Attention: Board of Directors

     13.2 If to the Executive to her at her address set forth on the personnel records of Chris-Craft.

         14.      General.

                  14.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

                  14.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  14.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. This Agreement does not apply to any stock options granted to the Executive prior to the date on which the Option described in
Section 6.2 was granted.

                  14.4 This Agreement and the benefits hereunder are personal to Chris-Craft and are not assignable or transferable, nor may the services to be performed hereunder be assigned by Chris-Craft to any person, firm or corporation; provided, however, that this Agreement and the benefits hereunder may be assigned by Chris-Craft to any corporation acquiring all or substantially all of the assets of Chris-Craft or to any corporation into which Chris-Craft may be merged or consolidated, and this Agreement and the benefits hereunder will automatically be deemed assigned to any such corporation (and references herein to Chris-Craft will include any successor corporation), subject, however, to the Executive's right to terminate the Employment Term in such event as provided in Section 10.4. Chris-Craft may delegate any of its obligations hereunder to any subsidiary of Chris-Craft, provided that such delegation shall not relieve Chris-Craft of its obligations hereunder.

                  14.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  14.6 Whenever this Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated by written notice to Chris-Craft. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to Chris-Craft to such effect.

                  14.7 In case of any dispute or disagreement arising out of, or in connection with, this Agreement, until the final determination of such dispute or disagreement Chris-Craft shall continue to pay to the Executive all of the compensation provided in this Agreement, and the Executive shall be entitled to continue to receive all of the other benefits provided herein. If, following a Change in Control, any such dispute or disagreement shall result in legal action between Chris-Craft and the Executive, the Executive shall be entitled to recover from Chris-Craft any actual expenses for attorney's fees and disbursements incurred by her in connection with the Executive's good faith maintenance or defense of such action, on an after-tax basis. During the pendency of any such action, Chris-Craft shall pay all actual attorney's fees and expenses incurred by the Executive in connection therewith upon receipt of an undertaking by the Executive to repay such amounts as shall be found in such action as having been incurred in connection with the Executive's maintenance or defense of such action other than in good faith.

                  14.8 Chris-Craft agrees that, if the Executive's employment with Chris-Craft terminates during the Employment Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Chris-Craft pursuant hereto. Further, the amount of any payment or benefit provided for in this Agreement (other than as expressly provided in Sections 10.2, 10.5.1(b) and 10.5.2(b)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to Chris-Craft, or otherwise.

                                            CHRIS-CRAFT INDUSTRIES, INC.



                                            --------------------------------
                                            Name:
                                            Title:



                                            --------------------------------
                                            JOELEN K. MERKEL

    Section       Page

         1.       Employment Term   1

         2.       Duties and Authority      1

         3.       Location 2

         4.       Cash Compensation 2
                                    4.1     Base Salary       2
                                    4.2     Deferred Compensation      3
                                    4.3     Bonus    4
                                    4.4     Consumer Price Index       5

         5.       Expenses 5

         6.       Additional Benefits       5

         7.       [This section has been intentionally left blank.]
         7

         8.       Change in Control 7

         9.       Termination of Agreement for Cause 8

         10.      Termination Other Than for Cause   9
                                    10.1    Death    9
                                    10.2    Disability        9
                                    10.3    Average Annual Compensation      10
                                    10.4    Termination by Executive   11
                                    10.5    Qualifying Termination     11

         11.      Consulting Services       14

         12.      Protection of Confidential Information; Non-Competition    15

         13.      Notices  17

         14.      General  18